Exhibit 99.1

QuickLogic Reports Fiscal 2019 Second Quarter Results

SAN JOSE, Calif. – August 7, 2019 - QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”), a developer of ultra-low power multi-core voice-enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced its financial results for the fiscal second quarter ended June 30, 2019.

Recent Highlights

•	Completed fully subscribed public offering of common stock, raising approximately $8.3 million in net proceeds
•	QuickLogic EOS S3 voice and sensor processing platform to power Infineon "IAS" security IoT reference design
•	SensiML and Neurosense announced a strategic partnership for highly integrated Intelligent Edge technology platform
•	SensiML Analytics Toolkit upgraded for Industrial IoT predictive maintenance applications
•	Appointed Donald Alexander as Vice President of Worldwide Sales

Fiscal 2019 Second Quarter Financial Results

Total revenue for the second quarter of fiscal 2019 was $2.1 million, which was within the revised guidance range of $2.0 to $2.4 million provided in the Company’s filing with the Securities and Exchange Commission on June 18, 2019.  Second quarter 2019 revenue compares with revenue of $3.2 million in the first quarter of 2019, and $3.1 million in the second quarter 2018.

Sales of new products in the second quarter of 2019 were $0.7 million, compared with $0.7 million of the first quarter of 2019 and $1.6 million in the second quarter of 2018.  The decline from the same period a year ago was primarily due to a significant decrease in connectivity and display bridge sales that were not offset by increased revenue from strategic new product sales.  Mature product revenue was $1.4 million in the second quarter of 2019, compared with $2.5 million in the first quarter of 2019, and $1.5 million in the second quarter of 2018.

Second quarter 2019 GAAP gross margin was 49.0%, compared with 62.0% in the first quarter of 2019, and 49.0% in the second quarter of 2018.

Second quarter 2019 non-GAAP gross margin was 49.8%, compared with 62.8% in the first quarter of 2019 and 50.1% in the second quarter of 2018.  The decrease in gross margin from the prior quarter was primarily due to the lower shipment of mature product revenue and lower absorption of our manufacturing fixed costs.

Second quarter 2019 GAAP operating expenses were $5.6 million, compared with $5.7 million in the first quarter of 2019, and $5.0 million in the second quarter of 2018. The increase compared with the second quarter of 2018 was primarily due to the acquisition of SensiML Corporation, which was completed in January 2019.

Second quarter 2019 non-GAAP operating expenses were $4.8 million, compared with $4.8 million in the first quarter of 2019, and $4.5 million in the second quarter of 2018.

Second quarter 2019 GAAP net loss was $4.6 million, or $0.05 per share, compared with $3.5 million, or $0.04 per share, in the first quarter of 2019, and $3.5 million, or $0.04 per share, in the second quarter of 2018.

Second quarter 2019 non-GAAP net loss was $3.8 million, or $0.04 per share, compared with $2.5 million, or $0.03 per share, in the first quarter of 2019, and $3.0 million, or $0.04 per share, in the second quarter of 2018.

Please see the language included in the section below titled Non-GAAP Financial Measures for an explanation of the Company’s non-GAAP financial measures.

Conference Call

QuickLogic will hold a conference call to discuss its financial results and outlook at 5:00 a.m. Pacific Daylight Time / 8:00 a.m. Eastern Daylight Time today, August 7, 2019.  The conference call will be webcast at QuickLogic’s IR Site Events Page.  To join the live conference, you may dial 888-204-4368 and international participants should dial 323-994-2082 by 4:50 a.m. Pacific Daylight Time.  A recording of the call will be available starting approximately one hour after completion of the call.  To access the recording, please call (412) 317-6671 and reference the passcode 4345466.  The call recording will be archived until Wednesday, August 14, 2019, and the webcast will be available for 12 months on the Company's website.

About QuickLogic

QuickLogic develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing.  The solutions include an embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals.  The Analytics Toolkit from the company's wholly-owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology.  The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across the multitude of mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT applications.  For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

QuickLogic uses its website (www.quicklogic.com), the company blog

(https://www.quicklogic.com/blog/), corporate Twitter account (@QuickLogic_Corp), Facebook page

(https://www.facebook.com/QuickLogic), and LinkedIn page

(https://www.linkedin.com/company/13512/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and QuickLogic may use these channels to comply with its disclosure obligations under Regulation FD.  Therefore, investors should monitor the Company’s website and its social media accounts in addition to following the Company’s press releases, SEC filings, public conference calls, and webcasts.

Non-GAAP Financial Measures

QuickLogic reports financial information in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP, but believes that non-GAAP financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the Company excludes charges related to stock-based compensation, restructuring, the effect of the write-off of long-lived assets and the tax effect on other comprehensive income in calculating non-GAAP (i) income (loss) from operations, (ii) net income (loss), (iii) net income (loss) per share, and (iv) gross margin percentage. The Company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the Company analyzes its operating results and to provide consistency and comparability with similar companies in the Company’s industry.

Management uses the non-GAAP measures, which exclude gains, losses and other charges that are considered by management to be outside of the Company’s core operating results, internally to evaluate its operating performance against results in prior periods and its operating plans and forecasts. In addition, the non-GAAP measures are used to plan for the Company’s future periods, and serve as a basis for the allocation of the Company's resources, management of operations and the measurement of profit-dependent cash and equity compensation paid to employees and executive officers.

Investors should note, however, that the non-GAAP financial measures used by QuickLogic may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. QuickLogic does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with U.S. GAAP.

A reconciliation of U.S. GAAP financial measures to non-GAAP financial measures is included in the financial statements portion of this press release. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of non-GAAP financial measures with their most directly comparable U.S. GAAP financial measures.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; our ability to capitalize on synergies with our newly acquired subsidiary SensiML Corporation; changes in product demand or supply; capacity constraints; general economic conditions; political events, international trade disputes, war, terrorism, natural disasters, public health issues, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; and changes in tax rates and exposure to additional tax liabilities. These and other potential factors and uncertainties that could cause actual results to differ from the results predicted are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/and on the SEC website at www.sec.gov. In addition, please note that the date of this press release is August 7, 2019, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

ArcticLink, QuickLogic and the QuickLogic logo are registered trademarks and EOS and ArcticPro are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Company Contact

Sue Cheung

Chief Financial Officer

(408) 990-4000

ir@quicklogic.com

IR Contact

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@quicklogic.com

CODE: QUIK-E

- Tables Follow -

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	July 1, 2018	March 31, 2019	June 30, 2019	July 1, 2018
Revenue	$2,087	$3,122	$3,194	$5,281	$5,886
Cost of revenue	1,065	1,592	1,215	2,280	2,967
Gross profit	1,022	1,530	1,979	3,001	2,919
Operating expenses:
Research and development	3,215	2,366	3,242	6,457	5,065
Selling, general and administrative	2,340	2,610	2,446	4,786	5,171
Total operating expense	5,555	4,976	5,688	11,243	10,236
Loss from operations	(4,533)	(3,446)	(3,709)	(8,242)	(7,317)
Interest expense	(124)	(32)	(83)	(207)	(56)
Interest and other income, net	50	23	48	98	9
Loss before income taxes	(4,607)	(3,455)	(3,744)	(8,351)	(7,364)
Provision for (benefit from) income taxes	27	29	(268)	(241)	90
Net loss	$(4,634)	$(3,484)	$(3,476)	$(8,110)	$(7,454)
Net loss per share:
Basic and Diluted	$(0.05)	$(0.04)	$(0.04)	$(0.09)	$(0.09)
Weighted average shares:
Basic and Diluted	99,226	85,753	96,824	98,032	83,176

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2019	December 30, 2018 (1)
ASSETS
Current assets:
Cash and cash equivalents	$28,051	$26,363
Restricted cash	100	100
Accounts receivable, net	1,519	2,209
Inventories	3,502	3,836
Other current assets	1,717	1,775
Total current assets	34,889	34,283
Property and equipment, net	1,110	1,449
Right of use assets	2,417	-
Intangible assets, net	1,082	-
Goodwill	282	-
Other assets	351	354
TOTAL ASSETS	$40,131	$36,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$15,000	$15,000
Trade payables	1,632	1,488
Accrued liabilities	1,307	1,903
Current portion of capital lease obligations	777	316
Total current liabilities	18,716	18,707
Long-term liabilities:
Capital lease obligations, less current portion	1,553	108
Other long-term liabilities	-	16
Total liabilities	20,269	18,831
Stockholders’ equity:
Common stock, par value	116	95
Additional paid-in capital	295,670	284,974
Accumulated deficit	(275,924)	(267,814)
Total stockholders’ equity	19,862	17,255
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,131	$36,086

________________________

(1)	Derived from the December 30, 2018 audited balance sheet included in the 2018 Annual Report on Form 10-K of QuickLogic Corporation.

QUICKLOGIC CORPORATION

SUPPLEMENTAL RECONCILIATIONS OF US GAAP AND NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	July 1, 2018	March 31, 2019	June 30, 2019	July 1, 2018
US GAAP loss from operations	$(4,533)	$(3,446)	$(3,709)	$(8,242)	$(7,317)
Adjustment for stock-based compensation within:
Cost of revenue	18	35	26	44	69
Research and development	532	207	655	1,187	390
Selling, general and administrative	241	237	270	511	452
Adjustment for the write-off of equipment:
Selling, general and administrative	2	—	—	2	5
Non-GAAP loss from operations	$(3,740)	$(2,967)	$(2,758)	$(6,498)	$(6,401)
US GAAP net loss	$(4,634)	$(3,484)	$(3,476)	$(8,110)	$(7,454)
Adjustment for stock-based compensation within:
Cost of revenue	18	35	26	44	69
Research and development	532	207	655	1,187	390
Selling, general and administrative	241	237	270	511	452
Adjustment for the write-off of equipment:
Selling, general and administrative	2	—	—	2	5
Non-GAAP net loss	$(3,841)	$(3,005)	$(2,525)	$(6,366)	$(6,538)
US GAAP net loss per share	$(0.05)	$(0.04)	$(0.04)	$(0.09)	$(0.09)
Adjustment for stock-based compensation	0.01	*	0.01	0.02	0.01
Non-GAAP net loss per share	$(0.04)	$(0.04)	$(0.03)	$(0.07)	$(0.08)
US GAAP gross margin percentage	49.0%	49.0%	62.0%	56.8%	49.6%
Adjustment for stock-based compensation	0.8%	1.1%	0.8%	0.9%	1.2%
Non-GAAP gross margin percentage	49.8%	50.1%	62.8%	57.7%	50.8%

* Figures were not considered for reconciliation due to the insignificant amount.

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percentage of Revenue			Change in Revenue
	Q2 2019	Q2 2018	Q1 2019	Q2 2018 to Q2 2019	Q1 2019 to Q2 2019
COMPOSITION OF REVENUE
Revenue by product: (1)
New products	34%	51%	22%	(55)%	3%
Mature products	66%	49%	78%	(11)%	(45)%
Revenue by geography:
Asia Pacific	26%	44%	45%	(61)%	(62)%
North America	51%	47%	36%	(28)%	(8)%
Europe	23%	9%	19%	75%	(19)%

_____________________

(1)

New products include all products manufactured on 180 nanometer or smaller semiconductor processes, eFPGA IP license, QuickAI and software revenues. Mature products include all products produced on semiconductor processes larger than 180 nanometer.